Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports Revenues of $81 Million for the Third Quarter 2024

Revenues increased 19% over the Third Quarter of 2023

CUPERTINO, Calif. – November 12, 2024 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products that replace fossil fuels, today announced its financial results for the three and nine months ended September 30, 2024.

Revenues of $81.4 million for the third quarter of 2024 reflect strong execution by all three of the company’s operating segments, with the California Ethanol business generating $45.0 million in revenues, the India Biodiesel business generating $32.2 million in revenues, and the Dairy Renewable Natural Gas (RNG) business generating $4.2 million in revenues.

“Each of the Aemetis segments increased revenue during the third quarter of 2024 compared to the second quarter of 2024, reflecting underlying strength and growth,” stated Todd Waltz, Chief Financial Officer of Aemetis. “Additionally, we anticipate substantial revenue growth from our operating dairies and new dairies under construction when we receive LCFS provisional pathway approvals as well as federal Inflation Reduction Act (IRA) 45Z production tax credits for RNG,” added Waltz.

“The approval of 20 years of Low Carbon Fuel Standard mandates last Friday by CARB is a major milestone for renewable fuels that directly increases revenues and earnings from each of our U.S. businesses and projects in ethanol, biogas, SAF/RD and carbon sequestration,” said Eric McAfee, Chairman and CEO of Aemetis.  “In addition to solid growth in our U.S. businesses, our India subsidiary generated $112 million of revenues driven by the one-year, cost-plus contract with government-owned oil marketing companies that ended in Q3 2024, and we appointed a Chief Executive Officer for the India business who is leading our work towards an IPO of the subsidiary.”

We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 139838
Live Participant Dial In (International): +1-973-528-0011 entry code 139838

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/51559

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended September 30, 2024

Revenues during the third quarter of 2024 were $81.4 million compared to $68.7 million for the third quarter of 2023. Our Keyes plant recognized $45.0 million of revenue during the third quarter with the production of 15.5 million gallons of ethanol. Our Dairy Natural Gas segment sold 85,993 MMBtu from nine operating dairy digesters and also sold 935 thousand RINs and 20 thousand metric tons of LCFS credits to report $4.2 million of revenue during the third quarter. Our India Biodiesel business recognized $32.2 million of revenue primarily from sales to the India Oil Marketing Companies.

Gross profit for the third quarter of 2024 was $3.9 million, compared to a $492 thousand profit during the third quarter of 2023.

Selling, general and administrative expenses were $7.8 million during the third quarter of 2024 compared to $9.0 million during the same period in 2023, the decrease in spending was driven primarily by professional services associated with the sale of tax credits during the third quarter of 2023.

Operating loss was $3.9 million for the third quarter of 2024, compared to operating loss of $8.5 million for the same period in 2023.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $11.7 million during the third quarter of 2024 compared to $10.2 million during the third quarter of 2023. Additionally, Aemetis Biogas recognized $3.3 million of accretion of Series A preferred units during the third quarter of 2024 compared to $7.7 million during the third quarter of 2023.

Net loss was $17.9 million for the third quarter of 2024, compared to net income of $30.7 million for the third quarter of 2023.

Cash at the end of the third quarter of 2024 was $296 thousand compared to $2.7 million at the close of the fourth quarter of 2023. We recorded investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol and construction of dairy digesters of $4.5 million for the third quarter of 2024.

Financial Results for the Nine Months Ended September 30, 2024

Revenues were $220.6 million for the first three quarters of 2024, compared to $116.0 million for the first three quarters of 2023. The increase in revenue in 2024 was due to strong performance from California Ethanol, India Biodiesel, and Dairy Renewable Natural Gas throughout the nine months of 2024 compared to the same period of 2023.

Gross profit for the first three quarters of 2024 was $1.5 million, compared to a gross profit of $1.2 million during the first three quarters of 2023.

Selling, general and administrative expenses were $28.4 million during the first three quarters of 2024, compared to $29.6 million during the first three quarters of 2023, including $4.0 million of fixed costs of goods sold charged to selling, general and administrative during the Keyes plant maintenance period during 2023 and the recognition of a loss on asset disposals of $3.6 million during 2024.

Operating loss was $26.9 million for the first three quarters of 2024, compared to $28.4 million for the first three quarters of 2023.

Interest expense was $34.0 million during the first three quarters of 2024, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $28.9 million during the first three quarters of 2023. Additionally, our Aemetis Biogas LLC subsidiary recognized $10.1 millions of accretion and other expenses in connection with preference payments on its preferred stock during the first three quarters of 2024 compared to $20.2 million during the first three quarters of 2023.

Net loss for the first three quarters of 2024 was $71.3 million, compared to a net loss of $21.0 million during the same period of 2023.

Investments in capital projects of $13.5 million were made during the first three quarters of 2024, including investments in capital projects related to Aemetis Biogas of $10.9 million.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the operation, acquisition, development, and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates a 60 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing a sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, loss on asset disposal, gain on debt extinguishment, USDA cash grants and share-based compensation expense.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements include, without limitation, projections of financial results in 2024 and future years; statements relating to the development, engineering, financing, construction and operation of the Aemetis ethanol, biodiesel, biogas, SAF and renewable diesel, and carbon sequestration facilities; and our ability to promote, develop and deploy technologies to produce renewable fuels and biochemicals. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, and in our other filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenues	$81,441	$68,690	$220,636	$115,953
Cost of goods sold	77,563	68,198	219,176	114,800
Gross profit	3,878	492	1,460	1,153

Selling, general and administrative expenses	7,750	9,021	28,400	29,595
Operating loss	(3,872)	(8,529)	(26,940)	(28,442)

Other expense (income):
Interest expense
Interest rate expense	10,096	8,749	29,092	24,126
Debt related fees and amortization expense	1,651	1,433	4,892	4,732
Accretion and other expenses of Series A preferred units	3,267	7,739	10,055	20,188
Other income	(1,225)	(1,853)	(1,176)	(2,020)
Loss before income taxes	(17,661)	(24,597)	(69,803)	(75,468)
Income tax expense (benefit)	274	(55,308)	1,537	(54,490)
Net Income (loss)	$(17,935)	$30,711	$(71,340)	$(20,978)

Net Income (loss) per common share
Basic	$(0.38)	$0.79	$(1.60)	$(0.56)
Diluted	$(0.38)	$0.73	$(1.60)	$(0.56)

Weighted average shares outstanding
Basic	47,216	38,881	44,517	37,504
Diluted	47,216	41,841	44,517	37,504

AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$296	$2,667
Accounts receivable	8,027	8,633
Inventories	19,792	18,291
Prepaid and other current assets	6,785	6,809
Total current assets	34,900	36,400

Property, plant and equipment, net	195,939	195,108
Other assets	16,586	11,898
Total assets	$247,425	$243,406

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$37,254	$32,132
Current portion of long term debt	55,797	13,585
Short term borrowings	21,418	23,443
Other current liabilities	17,773	15,229
Total current liabilities	132,242	84,389

Total long term liabilities	374,092	375,994

Stockholders' deficit:
Common stock	48	41
Additional paid-in capital	293,611	264,058
Accumulated deficit	(546,745)	(475,405)
Accumulated other comprehensive loss	(5,823)	(5,671)
Total stockholders' deficit	(258,909)	(216,977)
Total liabilities and stockholders' deficit	$247,425	$243,406

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)

(unaudited, in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
EBITDA Calculation	2024	2023	2024	2023

Net income (loss)	$(17,935)	$30,711	(71,340)	(20,978)
Adjustments
Interest and amortization expense	11,747	10,182	33,984	28,858
Depreciation expense	2,274	1,747	6,121	5,208
Accretion of Series A preferred units	3,267	7,739	10,055	20,188
Loss on asset disposal	-	-	3,644	-
Gain on debt extinguishment	(162)	-	(162)	-
Share-based compensation	1,982	1,806	6,928	6,223
Intangibles amortization expense	12	11	36	35
USDA cash grants	-	(1,774)	-	(1,774)
Income tax expense	274	(55,308)	1,537	(54,490)
Total adjustments	19,394	(35,597)	62,143	4,248

Adjusted EBITDA	$1,459	$(4,886)	(9,197)	(16,730)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Ethanol
Gallons sold (in millions)	15.5	13.8	44.4	16.7
Average sales price/gallon	$2.12	$2.64	$1.97	$2.72
Percent of nameplate capacity	113%	100%	108%	91%
WDG
Tons sold (in thousands)	106	98.0	305	122.0
Average sales price/ton	$84	$96	$90	$98
Delivered Cost of Corn
Bushels ground (in millions)	5.5	5.0	15.6	6.4
Average delivered cost / bushel	$6.07	$7.48	$6.25	$7.34
Dairy Renewable Natural Gas
MMBtu produced (in thousands)	86.6	66.6	236.3	142.0
MMBtu stored as inventory (in thousands)	67.6	67.2	67.6	67.2
MMBtu sold (in thousands)	86.0	66.6	234.8	142.0
Biodiesel
Metric tons sold (in thousands)	26.0	15.5	73.5	42.1
Average Sales Price/Metric ton	$1,198	$1,247	$1,167	$1,265
Percent of Nameplate Capacity	69.3%	41.0%	65.4%	21.0%
Refined Glycerin
Metric tons sold (in thousands)	1.5	1.4	5.4	2.9
Average Sales Price/Metric ton	$720	$623	$621	$651